Yield10 Bioscience Signs Research Agreement with GDM
to Evaluate New Yield Traits in Soybean

WOBURN, Mass. and GIBSON CITY, Ill. - August 11, 2020 - Yield10 Bioscience, Inc. (Nasdaq:YTEN), an agricultural bioscience company, today announced that it has signed a three-year non-exclusive research agreement with GDM (“GDM”), a company specialized in plant genetics based in Gibson City, Illinois to evaluate novel yield traits in soybean.

Under the agreement, GDM plans to work with Yield10 yield traits within its research and development program for soybean as a strategy to improve soybean yield performance and sustainability. The research agreement includes three novel crop yield traits in the first phase with the potential to expand the program to more traits in the future. In greenhouse and/or field tests performed by Yield10 to date, these novel traits have shown a range of promising activities relevant to soybean such as improved vigor, increased photosynthesis and/or increased seed yield.

Both Yield10 and GDM intend to explore forming a broader collaboration to leverage Yield10’s GRAIN trait gene discovery platform and GDM’s rapid trait editing capabilities in elite varieties for the discovery, development and launch of novel soybean performance traits.

“Yield10’s unique approach to trait discovery utilizing its ‘Trait Factory’ has produced a significant portfolio of yield traits with promising activities that are appealing to us for testing in our elite soybean germplasm,” said André Beló, Ph.D., New Breeding Techniques Manager at GDM. “GDM uses advanced research and breeding technologies, such as genome editing and genome selection and we believe there may be significant opportunities to develop new performance traits to complement our capabilities in plant breeding. We look forward to working with the Yield10 team to develop new varieties of high yielding soybean.”

Kristi Snell, Chief Science Officer of Yield10 Bioscience commented, “We look forward to supporting the research team at GDM as we enable their evaluation of new traits in soybean. Yield10 has demonstrated capability using our GRAIN platform to identify novel traits that exhibit significant potential for producing yield benefits in soybean and other oilseed crops. This partnership with GDM will provide insights critical to improving the performance of soybean.”

“Working with major companies like GDM that lead innovation in the agriculture sector to test new traits identified using our Trait Factory in crops like soybean is fundamental to our strategy of creating option value for our traits in the major crops,” said Oliver Peoples, Ph.D., President and Chief Executive Officer of Yield10 Bioscience. “In addition to its North American seed operations, GDM has extensive research, plant breeding, testing and crop development operations in Argentina and Brazil, which may provide a path to rapid commercial deployment. We are very pleased to have GDM engaged testing our traits in their germplasm and anticipate continuing to explore ways of working together more broadly in the development of additional performance traits in soybean.”

About GDM

GDM is a global group that applies state-of-the-art technology to research, develop and commercialize maximum productivity soybean varieties and other crops. GDM employs 750 professionals, has operations in 16 countries, 13 R&D centers and an extensive testing location network throughout the world. Headquartered in Gibson City, Illinois, GDM North America commercializes its leading genetics through its brands DONMARIO seeds, Virtue Seeds and its third-party licensing business. Additionally, in 2019, GDM entered a joint venture with Mustang Seeds.

To learn more about GDM please visit www.GDMseeds.com.

About Yield10 Bioscience

Yield10 Bioscience, Inc. is an agricultural bioscience company developing crop innovations to improve crop yields and enhance sustainable global food security. The Company utilizes its proprietary “GRAIN“ (Gene Ranking Artificial Intelligence Network) gene discovery platform to identify gene targets to improve yield performance and value in major commercial food and feed crops. Yield10 uses its Camelina oilseed platform to rapidly evaluate and field test new trait leads enabling the translation of promising new traits into the major commercial crops. As a path toward commercialization, Yield10 is pursuing a partnering approach with agricultural companies to drive new traits into development in crops such as canola, soybean and corn. The Company is also developing Camelina as a platform crop for producing nutritional oils and specialty products such as PHA biomaterials for use in water treatment applications. Yield10 is headquartered in Woburn, MA and has an Oilseeds Center of Excellence in Saskatoon, Canada.

For more information about Yield10 Bioscience, please visit www.yield10bio.com, or follow the Company on Twitter, Facebook and LinkedIn.

(YTEN-G)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical, including, without limitation, that Yield10 and GDM intend to explore forming a broader collaboration for traits in soybean, that the traits developed by Yield10 may contribute to new solutions to meet growing global food demand by boosting crop performance, that Yield10 traits have significant potential for producing yield benefits in soybean, and that the data generated in the GDM program will help Yield10 continue to characterize the activity of its traits across a range of crop plants, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience's filings with the Securities and Exchange Commission. Yield10 assumes no obligation to update any forward-looking information contained in this press release or with respect to the matters described herein.

Contacts:
GDM:
Maria Soledad Echagüe, +54 (9 11) 3243-1381, sechague@gdmseeds.com

Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com

Investor Relations:
Bret Shapiro, (516) 222-2560, brets@coreir.com
Managing Director, CORE IR

Media Inquiries:
Eric Fischgrund, eric@fischtankpr.com
FischTank PR